Exhibit 10.14
KAISER ALUMINUM
FABRICATED PRODUCTS
RESTORATION PLAN
Effective May 1, 2005

KAISER ALUMINUM
FABRICATED PRODUCTS
RESTORATION PLAN

i

ii

ARTICLE I
ESTABLISHMENT OF PLAN AND PURPOSE
Kaiser Aluminum Fabricated Products, LLC (the “Company”), hereby adopts and establishes the Kaiser Aluminum Fabricated Products Restoration Plan (“Plan”). The Effective Date of the Plan is as of May 1, 2005. However, the Plan will become operative as of July 6, 2006, the date the Plan was adopted by the Board of Directors of the Company and KAC. The Plan shall apply to all Eligible Employees who become Participants on or after the Effective Date. In addition, benefits accrued to participants under the Kaiser Aluminum Supplemental Benefits Plan through April 30, 2005 will transfer to the Plan as soon as administratively feasible.
The purpose of the Plan is to restore benefits that would have otherwise been payable to participants under the Company’s benefit plans but for the limitations on benefit accruals and payments imposed by the Code.
It is the intention of the Company that the Plan meet all of the requirements necessary to qualify as a nonqualified, unfunded, unsecured plan of deferred compensation (for a select group of management or highly compensated employees) within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all Plan provisions shall be interpreted accordingly. Further, it is the intention of the Company for the Plan to meet all of the requirements of Code Section 409A and any regulations or guidance promulgated thereunder so that all amounts deferred on behalf of a Participant hereunder shall not be includible in the income of the Participant until distributed to the Participant.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1 Definition. Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:
(a)	Account. A bookkeeping account of a Participant’s interest in the Plan represented by the Matching Contributions and Fixed-Rate Contributions made on behalf of the Participant, with all earnings thereon credited to such contributions and all losses, expenses and distributions thereon debited from such contributions. A Participant’s Account shall consist of two subaccounts: the Participant’s Matching Contribution Account and the Participant’s Fixed-Rate Contribution Account. Notwithstanding the above, the Account of a Participant in this Plan who was a participant in the prior SERP will include amounts transferred to this Plan pursuant to Section 4.6.
(b)	Affiliated Employer. Affiliated Employer means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code

Section 414(m)) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).
(c)	Allocation Date. The date as of which Matching Contributions and Fixed-Rate Contributions and Excess Contributions are allocated to a Participant’s Account. Except as otherwise provided herein, the Allocation Date for Matching Contributions shall be as soon as administratively feasible following the end of the Plan Year, or such earlier date as shall be determined by the Committee. The Allocation Date for Fixed-Rate Contributions shall be the allocation date for fixed-rate contributions under the Qualified Plan.
(d)	Applicable Code Provisions. Any and all limitations on contributions to a qualified retirement plan set forth in Code Sections 401(a) (17), 402(g), 401(k), 401(m) and 415.
(e)	Board of Directors. The Board of Directors or Managers of the Company or KAC, as indicated.
(f)	Cause. The Participant’s (1) engaging in fraud, embezzlement, gross misconduct or any act of gross dishonesty with respect to the Employer, (2) habitual drug or alcohol use which impairs the ability of the Participant to perform his duties with the Employer, (3) indictment with respect to, conviction of, or plea of guilty or no contest to, any felony, or other comparable crime under applicable local law (except, in any event, for motor vehicle violations not involving personal injuries to third parties or driving while intoxicated), or the Participant’s incarceration with respect to any of the foregoing that, in each case, impairs the Participant’s ability to continue to perform his duties with the Employer, or (4) material breach of any written employment agreement or other agreement between the Employer and the Participant, or of the Employer’s Code of Business Conduct, or failure by the Participant to substantially perform his or her duties for the Employer which remains uncorrected or reoccurs after written notice has been delivered to the Participant demanding substantial performance and the Participant has had a reasonable opportunity to correct such breach or failure to perform.
(g)	Change in Control. The occurrence on or after the Operative Date of any of the following events:
(i)	the acquisition by any Person of Beneficial Ownership of 35% or more of the combined voting power of the then-outstanding Voting Stock of KAC; provided, however, that:
(A)	for purposes of this Section 2.1(g)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of KAC directly from KAC (x) pursuant to KAC’s POR or (y) that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of KAC by KAC or any Subsidiary, (3) any acquisition of Voting Stock of KAC by any employee benefit plan (or related trust) sponsored or maintained by KAC or the Company or any Subsidiary (other than any voluntary employee beneficiary association established in connection with the POR), and (4) any acquisition of Voting Stock of KAC by any

Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 2.1(g)(iii) below;

(B)	if any Person acquires Beneficial Ownership of 35% or more of combined voting power of the then-outstanding Voting Stock of KAC as a result of a transaction described in clause (A)(1) of Section 2.1(a)(i) and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of KAC representing 1% or more of the then-outstanding Voting Stock of KAC, other than in an acquisition directly from KAC pursuant to the POR, in an acquisition directly from KAC in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by KAC in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be deemed to constitute a Change in Control;

(C)	a Change in Control will not be deemed to have occurred if a Person acquires beneficial ownership of 35% or more of the Voting Stock of KAC as a result of a reduction in the number of shares of Voting Stock of KAC outstanding unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of KAC representing 1% or more of the then-outstanding Voting Stock of KAC, other than in an acquisition directly from KAC pursuant to the POR, in an acquisition directly from KAC in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by KAC in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Stock of KAC inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Stock of KAC, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
(ii)	a majority of the Directors are not Incumbent Directors; or

(iii)	the consummation of a Business Combination, unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of KAC immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns KAC or all or substantially all of KAC’s assets either directly or through one or more subsidiaries), (B) no Person (other than KAC, such entity resulting from such Business Combination, any employee benefit plan (or related trust) sponsored or maintained by KAC, any Subsidiary or such entity resulting from such Business Combination (other than any voluntary employee beneficiary association established in connection with the POR) or any Person that immediately prior to such Business Combination owns, directly or indirectly, 35% or more of the Voting Stock of KAC so long as such Person does not at such time own, directly or indirectly, more than 1% of the securities of the other corporation or other entity involved in such Business Combination to be converted into or exchanged for shares of Voting Stock of the entity resulting from such Business Combination pursuant to such Business Combination)) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the stockholders of KAC of a complete liquidation or dissolution of KAC, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 2.1(a)(iii).
(h)	Code. The Internal Revenue Code of 1986, as amended from time to time.

(i)	Committee. The persons appointed to administer the Plan in accordance with Article VIII.

(j)	Company. Kaiser Aluminum Fabricated Products, LLC, a limited liability company organized and existing under the laws of the State of Delaware, or its successor or successors.

(k)	Compensation. For purposes of this Plan, Compensation shall have the same meaning as set forth in the Qualified Plan but without regard to any limitation on Compensation set forth in section 401(a)(17) of the Code.

(l)	Disability. A Participant shall be considered “Disabled” when he or she subject to a total and permanent disability as a result of bodily injury, disease or mental disorder which results in the Participant’s entitlement to long-term disability benefits under the Kaiser Aluminum Self-Insured Welfare Plan.

(m)	Effective Date. The effective date of the Plan is May 1, 2005.

(n)	Election Form. The document executed by an Eligible Employee pursuant to which the Eligible Employee elects a form of payment after the Participant’s Separation from Service.

(o)	Eligible Employee. An Employee of the Employer who is a member of a select group of management or an employee who in the sole and exclusive judgment of the Committee, because of his or her position and responsibilities, contributes materially to the continued growth, development and future business success of the Employer.

(p)	Employee. A person employed by the Employer.

(q)	Employer. The Company and any other participating company under the Qualified Plans.

(r)	ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(s)	Exchange Act. The Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(t)	Fixed-Rate Contributions. The contributions, if any, that the Company may make to a Participant’s Fixed-Rate Contribution Account in accordance with Section 4.2 of the Plan.

(u)	Fixed-Rate Contribution Account. The record of a Participant’s interest in the Plan represented by the Fixed-Rate Contributions made on behalf of the Participant, with all earnings thereon credited to such Fixed-Rate Contributions on behalf of the Participant and all losses, expenses distributions and forfeitures thereon debited from such Fixed-Rate Contributions.

(v)	Incumbent Directors. The individuals who, on Operative Date, are Directors of KAC and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by KAC’s stockholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of KAC in which such person is named as a nominee for director without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(w)	KAC. Kaiser Aluminum Corporation, a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

(x)	Matching Contributions. The contribution, if any, that the Company may make to a Participant’s Matching Contribution Account pursuant to Article 4.1 of the Plan.

(y)	Matching Contribution Account. The record of a Participant’s interest in the Plan represented by the Matching Contributions made on behalf of the Participant, with all earnings thereon credited to such Matching Contributions on behalf of the Participant and all losses, expenses and distributions thereon debited from such Matching Contributions. A Participant’s Matching Contribution Account shall be one hundred percent (100%) vested at all times.

(z)	Normal Retirement Age. A Participant’s sixty-second (62nd) birthday.

(aa)	Operative Date. July 6, 2006, the date the Plan was adopted by the Board of Directors of the Company and KAC.

(bb)	Participant. An Eligible Employee who becomes a Participant in the Plan pursuant to Article Ill of this Plan and any former Eligible Employee who is entitled to benefits under the Plan.

(cc)	Person. The meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(dd)	Plan. Kaiser Aluminum Fabricated Products Restoration Plan, set forth herein, as amended and restated from time to time.

(ee)	Plan Year. The twelve (12) month period beginning on January 1st and ending on December 31st.

(ff)	Points. The sum of a Participant’s age and the Participant’s whole years of Service as determined under the Qualified Plan as of January 1, 2004.

(gg)	POR. The Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of their Debtor Affiliates, as modified and confirmed by entry of an order of the United States Bankruptcy Court for the District of Delaware on February 6, 2006, which confirmation was affirmed by entry of an order of the United States District Court for the District of Delaware on May 11, 2006.

(hh)	Prior SERP. The Kaiser Aluminum Supplemental Benefits Plan.

(ii)	Qualified Plan. The Kaiser Aluminum Savings and Investment Plan as in force and effect on the Effective Date and as may be amended from time to time thereafter and as applicable to the Participant.

(jj)	Rabbi Trust. Rabbi Trust means a grantor trust established by the Employer for purposes of setting aside funds for the payment of benefits under the Plan. All assets of such trust shall at all times be subject to the claims of the Employer’s general creditors and no Participant shall have a claim to any assets of a Rabbi Trust established pursuant to this Plan.

(kk)	Separation from Service. The termination of employment with the Employer and all Affiliated Companies, whether voluntarily or involuntarily and as determined in accordance with Code Section 409A and any guidance issued thereunder.

(ll)	Service. An Eligible Employee’s service as defined in the Qualified Plan for purposes of determining the Participant’s vested status under that plan (including service prior to the Effective Date of this Plan).

(mm)	Trustee. Trustee means the individuals or institution appointed by the Employer in an agreement establishing a Rabbi Trust and any successor trustee as may be named.

(nn)	Valuation Date. Each and every business day that the New York Stock Exchange is open.

(oo)	Voting Stock. Securities entitled to vote generally in the election of directors (or similar governing bodies).
2.2 Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural and vice versa, unless the context clearly indicates to the contrary.
2.3 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware to the extent not preempted by federal law.
ARTICLE III
PARTICIPATION AND PARTICIPANT ELECTIONS
3.1 Participation. The Committee shall, from time to time, select those Employees who shall be Eligible Employees. Participation in the Plan shall be limited to Eligible Employees who meet such other eligibility criteria as the Committee may establish from time to time.
An Eligible Employee selected for participation in this Plan in accordance with this Section 3.1 shall become a Participant on the first day of the month coinciding with or next following his or her selection as a Participant; provided, however, that Participants who are determined by the Committee to be eligible as of the Effective Date shall be eligible as of the Effective Date.
3.2 Participant Elections.
(a)	An Employee who becomes eligible to participate in the Plan in accordance with Section 3.1 above may complete an Election Form setting forth the form of payment for receipt of the vested portion of his or her Account following the Participant’s Separation from Service from the options set forth:
(1)	Single sum payment of the vested balance in the Participant’s Account on the date specified by the Participant that is at least six (6) months following the Participant’s Separation from Service.

(2)	Annual installments (between two (2) and ten (10) installments) as specified by the Participant, commencing on the date that is specified by the Participant that is at least six (6) months following the Participant’s Separation from Service, and continuing on each anniversary of such Separation from Service.

Such Election Form once made shall be irrevocable, except as otherwise provided in (b) below. In the event that the Participant fails to make an election as to the form of payment following the Participant’s Separation from Service, the Participant’s vested Account balance shall be paid in a single sum distribution as soon as administratively feasible after the date that is six (6) months following the Participant’s Separation from Service.
(b)	Notwithstanding any other provision of the Plan to the contrary, a Participant may change his or her election as to the form of payment subject to the following:
(1)	such change in election will not take effect until at least twelve (12) months after the date the new election is made;

(2)	the election must be made at least twelve (12) months prior to the first scheduled payment; and

(3)	the first payment with respect to which such election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise be made.
3.3 Cessation of Participation. If any Participant does not incur a Separation from Service but ceases to be an Eligible Employee then, during the period that such Participant is not an Eligible Employee such Participant’s Account shall continue to be adjusted as provided in Article V hereof.
ARTICLE IV
COMPANY CONTRIBUTIONS
4.1 Matching Contributions. If, during any year, a Participant’s matching employer contributions under the Qualified Plan are limited by Applicable Code Provisions, the difference between (i) the matching employer contributions that could have been made to the Qualified Plan but for Applicable Code Provisions and (ii) the maximum matching employer contributions that could have been made to a Participant’s matching contribution account under the Qualified Plan taking into account all Applicable Code Provisions shall be credited or contributed to the Participant’s Matching Contribution Account under this Plan. To be eligible to receive Matching Contributions under this Plan, the Participant must be making salary deferral contributions to the Qualified Plan as of the date the Participant first becomes a Participant in this Plan and as of the first day of each Plan Year thereafter, but Matching Contributions under this Plan shall be determined as if the Participant had elected to make the maximum permissible salary deferral contributions under the Qualified Plan sufficient to receive the maximum matching employer contribution under the Qualified Plan, without regard to Participant’s actual salary deferral elections. Such allocation shall be made as of the Allocation Date; provided, however, in the event that any matching contributions to the Qualified Plan on behalf of a Participant are determined to be excess contributions due to Applicable Code Provisions, such allocation shall be made as of the date such excess contributions in the Qualified Plan are forfeited by the Participant or as soon as administratively feasible thereafter.

4.2 Fixed-Rate Contributions. The Company shall contribute or credit to a Participant’s Fixed-Rate Contribution Account an amount determined in accordance with the schedule below based on his or her Points.

Points	Percentage of Compensation
Less than 39	2
30 to 49	4
50 to 59	6
60 to 69	8
70 or more	10
The Fixed-Rate Contributions determined under this Section 4.2 shall be allocated to the Fixed-Rate Contribution Accounts of Participants who are employed by an Employer on the last day of the Plan Year, or who Separated from Service after reaching Normal Retirement Age or due to death or Disability during the Plan Year. For purposes of the Fixed-Rate Contributions, only Compensation in excess of the Code section 401(a)(17) limit shall be considered; provided, however, that to the extent that fixed-rate contributions to the Qualified Plan on behalf of any Participant on Compensation below the Code section 401(a)(17) limit cannot be made to such Qualified Plan due to Applicable Code Provisions, such fixed rate contributions shall be made on behalf of such Participant to his or her Fixed-Rate Contribution Account under this Plan.
4.3 Vesting.
(a)	Except as provided in Section 4.3(b), a Participant shall be fully vested in his or her Matching Contribution Account at all times regardless of Service. Except as provided in Section 4.3(b), a Participant shall be vested in his or her Fixed-Rate Contribution Account in accordance with the following schedule based on his or her years of service at the Participant’s Separation from Service with all Affiliated Companies:

Years of Service	Vested Percentage
Less than 5	0
5 or more	100
Except as provided in Section 4.3(b), a Participant shall also be fully vested in his or her Fixed-Rate Contribution Account upon a Change of Control, death, Disability or upon reaching Normal Retirement Age prior to a Separation from Service.
(b)	Notwithstanding any other provisions of the Plan to the contrary, in the event a Participant’s employment with the Employer is terminated for Cause, the Participant shall, immediately upon such termination, forfeit the entire amount of his or her Matching Contribution Account and Fixed-Rate Contribution Account, and the amount thus forfeited shall no longer be part of the Participant’s Plan benefit.
4.4 Forfeitures. A Participant to whom the vesting schedule in Section 4.3 is applicable shall, immediately upon Separation from Service, forfeit that portion of the amount of his or her Fixed-Rate Contribution Account that is not fully vested, and the amount thus forfeited shall no longer be part of the Participant’s Plan benefit. Any forfeited benefits under Section 4.3(b) and

Section 4.4 held in a Rabbi Trust shall revert to the Employer or may be held in the Rabbi Trust to offset future Employer contributions.
4.5 Contributions for 2005. As soon as administratively feasible following the Operative Date, the Company shall make Matching Contributions and Fixed-Rate Contributions for the 2005 Plan Year.
4.6 Prior SERP Benefit. The lump-sum actuarial equivalent amount of the benefit accrued to each participant under the Prior SERP as of May 1, 2005 will be transferred to this Plan as soon as administratively feasible following the Operative Date and will be treated as a Matching contribution for all purposes of the Plan other than vesting. The Prior SERP benefit, plus accretions, shall be fully vested at all times.
ARTICLE V
MAINTENANCE OF PARTICIPANT ACCOUNTS
5.1 Establishment of Participant Accounts. Separate Accounts shall be established and maintained for each Participant, and more than one such Account may be established and maintained for a Participant, as deemed necessary by the Committee for administrative purposes. A Participant’s Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind unless set aside in a Rabbi Trust. The Committee shall determine the balance of each Account, as of each Valuation Date, by adjusting the balance of such Account as of each Valuation Date to reflect changes in the value of the hypothetical investment benchmarks thereof, credits and debits pursuant to this Article V, and distributions pursuant to Article VI hereof. All costs, charges, and expenses incurred in connection with the administration of the Plan shall be paid by the Employer.
5.2 Valuation of Accounts. Each Participant’s Account is a bookkeeping account, the value of which shall be based upon the performance of hypothetical investment benchmarks designated by the Participant and selected by the Committee. Notwithstanding the foregoing, the terms of this Plan place no obligation upon the Company to invest or to continue to invest any portion of the amounts in the Account, to invest in or to continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. The Company assumes no risk of any decrease in the value of any investments or the Participant’s Account, and the Company’s sole obligations are to maintain the Participant’s Account and make payments to the Participant or the Participant’s beneficiaries as herein provided.
5.3 Hypothetical Investment Benchmarks. Hypothetical Investment Benchmarks shall be established under the Plan as follows.
(a)	Investment Direction. Each Participant shall he entitled to direct the manner in which the Participant’s Account will be deemed to be invested, by selecting among the hypothetical investment benchmarks permitted under the Plan and specified by the Participant in accordance with procedures established by the Committee. The hypothetical investment benchmarks shall be those investment fund options specified by the Committee.

Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s hypothetical investment benchmarks investment elections shall begin to accrue as of the date such Participant’s Matching Contributions and/or Fixed-Rate Contributions are credited to the Participant’s Account. A designation of hypothetical investment benchmark shall continue in effect unless and until amended with the submission of a new designation in accordance with Section 5.3(b) below. Each successive designation of hypothetical investment benchmarks for a Participant’s Accounts may be applicable to either future contributions to or the cumulative balance of the Participant’s Account, or to both, at the election of the Participant.
(b)	Transfers Among Hypothetical Investment Benchmarks. Amounts credited to a Participant’s Account may be transferred among hypothetical investment benchmarks pursuant to an allocation election which may be made according to procedures established by the Committee. Such allocation election shall be effective as of the date determined in accordance with such procedures.
(c)	Continuation of Hypothetical Investment Benchmarks. Credits to a Participant’s Account in accordance with this Article V shall continue until the Account balance is paid in full to the Participant or the Participant’s beneficiary.
5.4 Statement of Participant Accounts. The Committee shall provide periodically to each Participant a statement setting forth the balance of such Participant’s Account as of the end of the most recently completed accounting period, in such form as the Committee deems desirable. Such statements shall be provided to Participants no less frequently than annually.
ARTICLE VI
D1STRIBUTION OF BENEFITS
6.1 Distribution of Benefits. A Participant shall be entitled to a distribution of his vested Account balance as of the date that is at least six (6) months following his Separation from Service in accordance with his Election Form or as specified in Section 3.2.
ARTICLE VII
DEATH BENEFITS
7.1 Death Benefits. Any Plan benefits not distributed prior to the Participant’s death shall be paid to the legal representative of the Participant’s estate, or if no such representative is appointed, the Committee shall distribute such Plan benefits to the Participant’s surviving spouse or if the Participant has no surviving spouse, to the Participant’s heirs at law. All payments and distributions pursuant to this Section 7.1 shall be in single lump sums.

ARTICLE VIII
ADMINISTRATION
8.1 The Committee. Subject to the provisions of this Article VIII, the Plan shall be administered by the Committee. The Company, acting through its Board of Directors or through a committee appointed by the Board for this purpose (hereinafter “Board”) shall be empowered to appoint and remove the Trustee and members of the Committee from time to time as it deems necessary.
8.2 Powers and Duties of the Committee. The Committee shall:
(i)	determine and designate from time to time the Eligible Employees;

(ii)	interpret the Plan;

(iii)	prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan;

(iv)	employ agents, attorneys, accountants or other persons (who also may he employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and

(v)	make such factual or other determinations and take such other action as authorized by this Plan or as it deems necessary or advisable. Any interpretation, determination, or other action made or taken by the Committee shall, subject to Section 8.3 hereof be final, binding, and conclusive on all interested parties. The Committee may, in its sole discretion, impose limitations, restrictions and conditions on the Participants’ rights to receive benefits as set forth in the Participant’s Election Form.
8.3 Nondiscriminatory Exercise Of Authority. Whenever, in the administration of the Plan, any discretionary action by the Committee is required, the Committee shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.
8.4 Participant as a Committee Member. In the event the Committee exercises any discretionary authority under the Plan with respect to a Participant who is a member of the Committee, such discretionary authority shall be exercised solely and exclusively by those members of the Committee other than the Participant. In the event the remaining members of the Committee cannot reach a majority conclusion, the Board of Directors of the Company shall appoint a temporary substitute Committee member to exercise all the powers of a qualified Committee member concerning the matter in which such Participant cannot so act or for which there is a deadlock.
8.5 Claims Procedure. The Committee shall make all determinations in its sole discretion as to the right of any Participant to a benefit under the Plan. Any denial by the Committee of a claim for benefits under the Plan by a Participant shall be stated in writing by the Committee and delivered or mailed to the Participant within 90 days after receipt by the Committee of the Participant’s claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice thereof shall be provided to the Participant before the end of this 90-day period. The extension shall not exceed 90 days from the end of the initial 90-day period. Such notice of denial of benefits under the Plan shall set forth the specific reasons for the denial. The notice shall describe any additional information or material necessary to complete the claim, an explanation of why the information or material is necessary, and the Plan’s claim review procedure. In addition, the Committee shall afford a reasonable opportunity to any Participant whose claim for benefits has been denied to submit a written request that the decision denying the claim be reviewed by the Committee. This appeal shall be filed within 60 days after the receipt by the Participant of the notice informing him of the Committee’s denial of the Participant’s claim. Failure to file such an appeal by the Participant shall result in the forfeiture by such Participant of such right. The Committee shall notify the Participant of its decision in writing within 60 days after receipt by the Committee of the Participant’s appeal, unless an extension of time for processing the appeal is required. If such an extension is required, written notice thereof shall be provided to the Participant before the end of this 60-day period. The extension shall not exceed 60 days from the end of the initial 60-day period. The decision of the Committee shall be final and binding on all parties.
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1 No Commitment as to Employment. The adoption and maintenance of this Plan shall not enlarge or otherwise affect the terms and conditions of a Participant’s employment by the Employer, and the Employer may terminate or otherwise modify the terms and conditions of employment of the Participant as freely and with the same effect as if the Plan had not been established. The Participant shall remain subject to discharge as if the Plan had never been adopted. The Plan does not alter any employment-at-will relationship which may exist between the Employer and the Participant.
9.2 Indemnification of Board of Directors, Committee and Others. No member of the Company’s Board of Directors, the Board of Directors of KAC, or the board of directors of any of the affiliates of the Company or KAC or the Committee, nor any of their respective officers or employees acting on their behalf or on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Company’s Board of Directors, the Boards of Directors of KAC, the boards of directors of any of the affiliates of the Company or KAC or the Committee and each of their respective officers or employees acting on their behalf shall, to the extent permitted by law and the Company’s by-laws and other organizational documents, be fully indemnified and protected by the Company in respect to any such action, determination or interpretation.
9.3 Amendment; Termination. The Plan and any Election Form may be altered or amended in whole or in part, at any time and from time to time, by the Committee, in its sole discretion, upon thirty (30) days’ prior written notice delivered to each Participant affected by any such action; provided, however, that the Committee shall not alter or amend a Participant’s Election Form except to the extent necessary to comply with the terms of the Plan or applicable law, including Section 409A of the Code. The Company reserves the right to terminate this Plan at any time.

No amendment or termination by the Company shall reduce the accrued benefits of a Participant, except to the extent required to comply with applicable law.
If the Company terminates the Plan, the Company shall distribute to each Participant, within 90 days after the effective date of termination, such Participant’s Account, valued as of the date of termination, but only in compliance with Section 409A of the Code. Notwithstanding any other provisions of this Plan, if the Company terminates the Plan, the Company may, in its sole and absolute discretion, make a single lump-sum payment to each Participant of the balance in the Participant’s Account, but only in compliance with Section 409A of the Code.
9.4 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Participants and their beneficiaries, heirs, assigns and personal representatives.
9.5 Construction of Plan. The captions used in the Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires in this Plan, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.
9.6 Validity of Plan. The invalidity or illegality of any provision of the Plan shall not affect the legality or validity of any other part thereof.
9.7 Title To Assets. No Participant or beneficiary shall have any right to, or interest in, any assets of the Employer upon termination of the Participant’s employment or otherwise, except as provided from time to time under this Plan.
9.8 Expenses. Any expenses incurred by the Company, the Committee, or the Employer relative to the adoption, implementation, interpretation and administration of the Plan shall be borne by the Company.
9.9 Inalienability of Benefits. The right of any Participant or the participant’s beneficiary to any benefit or payment under the Plan shall not be subject to alienation or assignment, and to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a Participant or the Participant’s beneficiary who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void. The Plan shall not make payments to an alternate payee pursuant to a domestic relations order, even if such order qualifies as a “qualified domestic relations order” under Section 414(p) of the Code.
9.10 Payment of Benefits. Whenever any benefit which shall be payable under the Election Form is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Company need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

ARTICLE X
SOURCE OF PAYMENT OF BENEFITS
10.1 Source of Payment of Benefits. The Plan is a nonqualified, unfunded, deferred compensation plan. Therefore, all benefits owing under the Plan shall be paid out of the Employer’s general corporate funds, which are subject to the claims of creditors, or out of a Rabbi Trust that the Employer may establish or authorize; provided that all assets paid into any such trust shall at all times before actual payment to a Participant remain subject to the claims of general creditors of the Employer. Neither the Participant nor a Participant’s beneficiary shall have any right, title or interest whatever in or to, or any claim, preferred or otherwise, in or to, any particular assets of the Employer as a result of participation in the Plan, or any trust that the Employer may establish to aid in providing the payments described in the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Employer and a Participant. No Participant shall acquire any interest greater than that of an unsecured creditor in any assets of the Employer or in any trust that the Employer may establish for the purposes of paying benefits hereunder.
The Company may establish a trust and fund the trust for the purpose of paying benefits owing under the Plan. However, in the absence of action by the Company, nothing herein shall be construed to require the creation or funding of a trust by the Company or any Employer for the purpose of paying benefits owing under the Plan.
IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Kaiser Aluminum Restoration Plan, KAISER ALUMINUM FABRICATED PRODUCTS, LLC, as the Employer, has caused this instrument to be duly executed by its proper officers this 6th day of July, 2006, to be effective as of the Effective Date.
ATTEST: KAISER ALUMINUM FABRICATED PRODUCTS, LLC

By	/s/ John M. Donnan

Title:	Vice President and Secretary